UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2010
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

133 Boston Post Road, Weston, Massachusetts	02493
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (781) 464-2000
14 Cambridge Center, Cambridge, Massachusetts 02142
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Biogen Idec Inc. (the “Company”) announced on June 30, 2010 that George A. Scangos, Ph.D. has been appointed Chief Executive Officer. Dr. Scangos, age 62, is expected to commence employment with the Company on July 15, 2010. In connection with Dr. Scangos’ appointment as Chief Executive Officer, the Board of Directors also appointed Dr. Scangos to the Board of Directors of the Company as a Class 2 director effective on the first day of his employment with the Company. He will fill a current vacancy on the Board of Directors, and his term will expire at the 2011 annual meeting of stockholders. Dr. Scangos is not expected to serve on any committee of the Board of Directors and will receive no compensation for his service on the Board of Directors.
     The Company and Dr. Scangos have entered into an Employment Agreement with an initial term of three years. The Employment Agreement provides that Dr. Scangos will receive a base salary at the annual rate of $1,200,000 and a target bonus opportunity under the Company’s annual cash incentive plan equal to 125% of his annual base salary, which will be pro-rated for 2010. Dr. Scangos also will receive a one time sign-on bonus of $500,000 and reimbursement for reasonable and customary relocation expenses actually incurred related to his relocation from California to the Boston area.
     Dr. Scangos also will receive a grant of restricted stock units valued at approximately $3,375,000 and a grant of market stock units valued at approximately $3,375,000. Both grants will be made under the Biogen Idec Inc. 2008 Omnibus Equity Plan on Dr. Scangos’ first day of employment with the Company. The number of restricted stock units and market stock units subject to each award will be determined based on the closing price of Biogen Idec common stock on that date.
     If Dr. Scangos’ employment is terminated by the Company without “cause” or if he terminates his employment for “good reason” (as such terms are defined in the Employment Agreement), then he will be entitled to a lump sum payment of cash severance in the amount of two times his annual base salary and target annual cash bonus. In addition, he would be entitled to receive a pro rata portion of his annual cash bonus in the year such termination occurs to be based on actual performance or, in the event of termination within two years following a change in control, the target annual cash bonus. All unvested long term incentive awards would be forfeited in accordance with their terms.
     If Dr. Scangos retires from the Company after reaching the age of 65, all of his outstanding and unvested restricted stock units and cash settled performance shares will continue to vest as if Dr. Scangos continued to be employed by the Company.
     A copy of the Employment Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1 and is incorporated by reference herein.
     Dr. Scangos has served as a director and as President and Chief Executive Officer of Exelixis, Inc., a biotechnology company, since October 1996. Since October 2003, Dr. Scangos has served as a member of the board of directors of Anadys Pharmaceuticals, Inc., where he assumed the role of Chairman of the board of directors in December 2005. Dr. Scangos also served as a member of the board of directors of Entelos, Inc., a life sciences company, from 2002 until 2010. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos also serves as the Chair of the California Healthcare Institute (CHI), and as a member of the Board of the Global Alliance for TB Drug Development. Dr. Scangos is also a member of the Board of Visitors of the University of California, San Francisco School of Pharmacy and the Board of Overseers of the University of California, Davis School of

Medicine. Our Board of Directors concluded that Dr. Scangos should serve as a director of Biogen Idec in recognition of his leadership role as the Chief Executive Officer of Biogen Idec. The Board of Directors also considered Dr. Scangos’ extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and comprehensive leadership background resulting from service on various boards and as an executive in the pharmaceutical industry.
Item 9.01 Financial Statements and Exhibits.
Exhibits:

10.1	Employment Agreement between Biogen Idec Inc. and George A. Scangos, Ph.D. dated as of June 28, 2010.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Robert A. Licht
Robert A. Licht
Senior Vice President

Date: July 1, 2010